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                                                                    EXHIBIT 99.1

FLEMING RECEIVES COURT APPROVAL OF DIP FINANCING AND TRADE LIEN PROGRAM; LIQUIDITY WILL BE STRENGTHENED AND PROTECTIONS EXTENDED TO TRADE VENDORS

Financing Will Be Available for Use in Meeting Trade and Other Ongoing Business Obligations

DALLAS, April 22 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. today announced that the Company has received U.S. Bankruptcy Court interim approval of its motion for $150 million secured debtor-in-possession financing package, subject to final documentation and budgetary approval by Fleming's DIP lenders. Until the final conditions are met, the Company will operate with its $50 million interim bridge funding commitment that the Company received on April 3, 2003. The motion also approved the creation of a junior trade lien on Company assets for use in restoring trade terms from vendors who participate in the vendor support program.

Interim President and Chief Executive Officer Peter Willmott said, "The DIP financing -- combined with Company cash flow and the anticipated restoration of trade terms -- should provide us with the resources we need to meet our obligations throughout the reorganization process. The financial assurances and protections that we will now offer trade vendors through our trade lien program solidify our commitment to partnering with suppliers to ensure continuing product flow to our customers. We clearly have new momentum.

"Today's actions are key to providing Fleming customers with the products they need, when they need them, while also providing merchandise suppliers with assurances that allow for the restoration of trade terms. The Court's approval strengthens Fleming's ability to perform at a high level," said Mr. Willmott.

Fleming's secured DIP facility will be used to supplement the Company's existing cash flow during its restructuring process. The lead lenders in the DIP financing package are Deutsche Bank Trust Company Americas and JP Morgan Chase Bank. When finalized, the DIP facility will provide the Company with a revolving working capital facility that will be based on a borrowing base and other borrowing conditions, and should provide up to $150 million in financing. In accordance with U.S. Bankruptcy Law, interim approval is required prior to a 15-day waiting period for final approval at a hearing scheduled for May 6, 2003.

Under Fleming's trade lien program, when finalized, trade vendors who meet certain requirements -- such as agreeing to ship to the Company and restoring trade terms -- will be eligible to participate in a lien on the Company's assets that is junior to the Company's DIP lenders and pre-petition secured lenders. The trade lien will cover post-petition credit advanced by the vendor and pre-petition reclamation claims up to the amount of credit advanced. This program has been agreed upon in principle with the Company's unsecured creditors committee and the Company's DIP lenders and pre-petition bank group and is subject to final documentation.

Fleming Companies, Inc. and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The purpose of the Chapter 11 filing is to allow the Company to establish an improved capital and cost structure, and position Fleming for long-term success upon emergence from Chapter 11.

The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. The case has been assigned to the Honorable Judge Mary F. Walrath under case number 03-10945 (MFW) (Jointly Administered). Fleming's court filings are available via the court's website, at http://www.deb.uscourts.gov.

ABOUT FLEMING

Fleming (OTC Pink Sheets: FLMIQ) is a leading supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit our Web site at http://www.fleming.com.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to


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NEWS                                                                 Page 2 of 2


its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; changes in general economic conditions; and, the ability to successfully sell the Company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

     CONTACTS:
     (Media) Shane Boyd 972.906.2125
     (Investors-Equity) Mark Shapiro 972.906.8109
     (Investors-Debt) Clint Bryant 972.906.8142


SOURCE Fleming